Exhibit 99.1

To: Man Shing Agricultural Holdings, Inc. (“Company”)’s Board and All Directors

With regard to the recent following three matters:

1.
Regarding the matter: the Company received in early October the legal letter from Hong Kong Patrick Mak & Tse, Solicitors demanding the fulfillment of the contents of the Service Agreement entered into between Weifang Xinsheng Food Company, Ltd. (“Wholly Owned Subsidiary”) and Excel Linker Capital (Asia) Ltd. , (a letter was sent to the Company by independent directors on December 7, 2010 which reiterated its urgency and importance), as of now nothing has been received regarding an effective response and intention for resolution.

2.
Regarding the matter: On December 9, 2010, Mr. Shili Liu wired out US$1,100,000.00 from the Company’s account at HSBC without the knowledge of some of the board members and without discussing this with the Board.

3.	Regarding the matter: some of the board members are still owed remuneration as of now.

The senders of this letter believe that, under such circumstances, the Company’s Board cannot function effectively and the board members are exposed to significant personal risk.  In consideration of this, the two Directors, Mr. Eddie Cheung and Mr. Ji Yang, hereby tender their resignation to the Board, effective immediately.  Mr. Eddie Cheung will also resign from the Company’s Chief Executive Officer’s position, effective today.

The senders of this letter also reserve the right to take legal action against the Company regarding the above three matters.

Sincerely,

/s/ Eddie Cheung
/s/ Ji Yang

December 20, 2010